Exdhibit 10.1

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Pursuant to Article I, Section 1.11 of the Bylaws of Accelerated Acquisition XVI, Inc. (the "Corporation"), a Delaware corporation and pursuant to Delaware General Corporation Laws Section 222, the shareholders constituting a majority of the issued and outstanding shares of common stock in the Corporation, hereby execute the following resolutions:

1. David Lavoie is hereby appointed a director on the Board of Directors and officer (appointment below) and shall serve as Chairman of the Board pursuant to Article II, Section 2.7, Chief Executive Officer, President, Secretary and Treasurer pursuant to Article IV, Sections 4.5, 4.6, 4.8 and 4.9. Paul D. Lavoie and Eugene Hodgson are appointed as directors pursuant to Article II, Section 2.2.1and Paul D. Lavoie is appointed Vice President of Construction & Development pursuant to Article IV, Section 4.7.

2. David Lavoie, as President and Chief Executive Officer, to open any and all checking and/or depository accounts, or securities accounts, and to enter into any other ancillary documents at any other financial institutions, and to have full check writing authority over any financial account; and, to the extent dual signators are required by a particular financial institution, the Board of Directors authorizes Paul D. Lavoie and Eugene Hodgson serve in this capacity as directors.

3. Certificate of Incorporation of this Corporation dated October 21, 2011 be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows: The name of the Corporation is : Infinity Real Estate Holdings Corporation.

4. Certificate of Incorporation of this corporation dated October 21, 2011, shall be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows: "FOURTH: The total number of shares of stock which the corporation is authorized to issue is 200,000,000 shares of common stock having a ($0.0001) par value and 10,000,000 shares of preferred stock having a ($0.0001) par value."

5. Certificate of Incorporation of this corporation dated October 21, 2011, shall be amended by changing the Article thereof numbered “SEVENTH” so that, as amended, said Article shall be and read as follows: "SEVENTH: The name and address of the director of the corporation is David Lavoie c/o, 53 Cranarch Court SE Calgary, AB T3M 0S6."

6. The Company authorized Sole Comfort Shoes, Inc. the Company’s majority stockholder to transfer 23,350,000 shares (100% of its holdings) of the Company’s common stock having a ($0.0001) par value to Infinity Financial Group, Inc.  Following the transaction, Infinity Financial Group, Inc. owns approximately 88.61% of the Company’s 26,350,000 issued and outstanding shares of common stock have a ($0.0001) par value.

7. The officers of the Company be, and each of them individually is, authorized, empowered and directed to take any and all actions required to carry out the purpose and intent of the foregoing resolutions.

This consent is executed as of September 3, 2013.

RESOLVED:

/s/Onkar Dhaliwal __________

Sole Comfort Shoes, Inc.

Shareholder

Onkar Dhaliwal

/s/ Timothy Neher____________
Accelerated Venture Partners, LLC.
Shareholder
Timothy Neher